                     SUBSIDIARIES OF THE REGISTRANT



         The following table lists the registrant and each of its subsidiaries and the jurisdiction under the laws of which the registrant and each subsidiary is incorporated. Each subsidiary is identified underneath its immediate parent. Except as indicated, each subsidiary is 100 percent owned by its parent.


Name                                             Jurisdiction

Louisiana-Pacific Corporation                    Delaware
    Blue Skies Aviation, Inc.                    Oregon
    Ketchikan Pulp Company                       Washington
    Kirby Forest Industries, Inc.                Delaware
    Louisiana-Pacific, S.A. de C.V.              Mexico
    Louisiana Pacific de Mexico, S.A. de C.V.    Mexico
    Louisiana-Pacific Canada Ltd.                British Columbia, Canada
    Louisiana-Pacific Trucking Company           Oregon
    L-P Foreign Sales Corporation                Guam
    New Waverly Transportation, Inc.             Texas
    Louisiana-Pacific de Venezuela, C.A.         Venezuela
    Louisiana-Pacific Coillte Ireland Limited    Ireland
    Sunpine Forest Products, Ltd. (50 percent)   Alberta, Canada
      Rocky Forest Products Ltd.                 Alberta, Canada
      Lodgepole Logging Ltd.                     Alberta, Canada
      Pinetree Construction Co Ltd.              Alberta, Canada

























                                                               EXHIBIT 21